UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 0)*

                              VOXCOM HOLDINGS, INC.
 -------------------------------------------------------------------------------

                                (Name of Issuer)

                         Common Stock, Par Value $0.0001
 -------------------------------------------------------------------------------

                         (Title of Class of Securities)

                                   928957 10 9
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                                 (CUSIP Number)


                                   April 1999
 -------------------------------------------------------------------------------

            (Date of Event which Requires Filing of this Settlement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  Rule 13d-1(b)
          |X|     Rule 13d-1(c)
                  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G


    CUSIP No. 928957 10 9                      Page     2     of     5     Pages
              ------------                            ---------    ---------
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  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Kling, Jelko, Dr. Dehmel Wertpapierdienstleistungs, A.G.

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  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                   (b) [x]

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  3       SEC USE ONLY


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  4
          CITIZENSHIP OR PLACE OF ORGANIZATION

                            Germany
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--------------------------------------------------------------------------------

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                     5      SOLE VOTING POWER

   Number of                1,200,000
    Shares           -----------------------------------------------------------
 Beneficially
   Owned by          6      SHARED VOTING POWER
     Each
   Reporting                - 0 -
    Person           -----------------------------------------------------------
     With
                     7      SOLE DISPOSITIVE POWER

                             1,200,000
                     -----------------------------------------------------------

                     8      SHARED DISPOSITIVE POWER

                             -0-
                     -----------------------------------------------------------

  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,200,000

          ----------------------------------------------------------------------
 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                   [ ]

          ----------------------------------------------------------------------
 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             7.8%

          ----------------------------------------------------------------------
 12       TYPE OF REPORTING PERSON*

             CO (German investment securities financial services company)

          ----------------------------------------------------------------------

Item 1.
         (a)       Name of Issuer:
                           Voxcom Holdings, Inc.

         (b)       Address of Issuer's Principal Executive Offices:
                           8115 Preston Rd.
                           Eighth Floor East
                           Dallas, TX 75225
Item 2.

         (a)      Name of Person Filing: Kling, Jelko, Dr. Dehmel
                  Wertpapierdienstleistungs, A.G.

         (b)      Business Address: Goethestrasse 7, 60313 Frankfurt A.M.,
                  Germany

         (c)      Citizenship: Germany

         (d)      Title of Class of Securities: Voxcom Holdings Inc. Common
                  Stock

         (e)      CUSIP Number 928957-10-9

Item 3.           Not applicable

Item 4.  Ownership

(a) Amount benerficially owned: 1,200,000 shares

(b) Percent of class: 7.8%

(c) Number of shares as to which the person has:

         (i)   Sole power to vote or to direct the vote 1,200,000.

         (ii)  Shared power to vote or to direct the vote 0 .

         (iii) Sole power to dispose or to direct the disposition of 1,200,000.

         (iv)  Shared power to dispose or to direct the disposition of 0 .

Item 5.  Ownership of Five Percent or Less of a Class


                  Not applicable

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person

                  Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On By the Parent Holding Company


                  Not applicable.

Item 8.  Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.  Notice of Dissolution of Group

                  Not applicable.

Item 10.  Certification

         (a)      Not applicable

         (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         After reasonable inquiry and to the best of my information and belief, I certify that the information set forth in this statement is true, complete, and correct.



April 30, 1999          Kling, Jelko, Dr. Dehmel Wertpapierdienstleistungs, A.G.
--------------
Date


                        By: /s/ Dr. Dehmel
                            ------------------------------
                            Dr. Alexander Dehmel, Director